EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Northrop Grumman Corporation on Form S-8 of our report dated March 9, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 - "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2003, and our report dated June 25, 2004 appearing in the Annual Report on Form 11-K of Northrop Grumman Savings Plan for the year ended December 31, 2003.


/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Los Angeles, California

December 8, 2004


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